Exhibit 10.02

To:	Nancee R. Berger
From:	WSTC Comp. Committee
Date:	March 13, 2006

Re:	2006 Compensation Plan – Exhibit A

The compensation plan for 2006 while you are employed as President and Chief Operating Officer for West Corporation is outlined below:
1.	Your base salary will be $550,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.
2.	Effective January 1, 2006, you will be eligible to receive a performance bonus based on consolidated adjusted net income growth for West Corporation in 2006. Net income for each quarter will be compared to the same quarter in the previous year. Non cash expenses resulting from expensing options as a result of any amendments to FASB 123R will be excluded from this calculation to arrive at Adjusted Net Income (“ANI”). Each $1M increase of ANI over 2005 ANI will result in a $57,000 bonus. 75% of the quarterly bonus earned will be paid within thirty (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2006 ANI.

Should ANI exceed $169M for the year, you will eligible to receive $71,250 for every $1M of ANI above that threshold.

Please note that if there is a negative year-to date profit calculation at the end of any quarter, this will result in a “loss carry forward” to be applied to the next quarterly or year-to-date calculation.
3.	All ANI objectives are based upon West Corporation operations and will not include net income derived from mergers or acquisitions unless specifically and individually approved by West Corporation’s Compensation Committee.
4.	At the discretion of management, you may receive an additional bonus based on the Company’s and your individual performance.
5.	The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee’s benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.

/s/Nancee R. Berger
Employee – Nancee R. Berger